Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of System1, Inc. of our report dated April 1, 2022 relating to the financial statements of S1 Holdco, LLC., which appears in System1, Inc.’s Current Report on Form 8-K dated April 4, 2022.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

April 27, 2022